Exhibit 10(i)

STATE OF NORTH CAROLINA                         AMENDMENT TO
                                                EMPLOYMENT AGREEMENT
COUNTY OF MECKLENBURG



     THIS AMENDMENT, made and entered into effective the 29th day of August 1999, by and between FAMILY DOLLAR STORES, INC., a Delaware corporation (hereinafter referred to as the "Company"); and Howard R. Levine (hereinafter referred to as the "Employee");

                       W I T N E S S E T H:

     WHEREAS, the Company and the Employee entered into an Employment Agreement dated April 29, 1997, as amended by Amendments to Employment Agreement dated August 28, 1997 and August 19, 1998, (hereinafter referred to as the "Agreement"); and

     WHEREAS, the Company and the Employee desire to amend the Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Employee agree as follows:

     1. In the first line of Section 1.01 of the Agreement after the word "corporation" add "or other entity".

     2. In the eighth line of Section 1.04 of the Agreement after the words "New Mexico" add ", Arizona".

     3. Section 2 of the Agreement is deleted and the following is substituted in lieu thereof:

     "2. Employment. The Employee shall be employed by the Company and any Affiliate in the capacity provided for in Paragraph 3 for the period commencing April 29, 1997, (the "Commencement Date"), and ending on August 26, 2000, or upon the termination of this Agreement as provided in Paragraph 6."

     4. The first paragraph of Section 5.01 of the Agreement is deleted and the following paragraph is substituted in lieu thereof:

     "5.01. In consideration of the services to be rendered by the Employee pursuant to this Agreement, the Company shall pay, or cause to be paid, to the Employee a weekly base salary (i) from the Commencement Date to August 31, 1997, of $5,769.24 ($300,000.00
per annum), (ii) from September 1, 1997, to August 19, 1998, of $6,250.00 ($325,000.00 per annum), (iii) from August 20, 1998, to August 28, 1999, of $7,211.54 ($375,000.00 per annum), and (iv)
from August 29, 1999, to August 26, 2000, of $8,635.85 ($450,000.00
per annum)."



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     5.  Subparagraphs (a) and (b) of Section 5.02 of the
         Agreement are deleted and the following subparagraphs are substituted in lieu thereof:

     "5.02.  In addition, the Employee shall be entitled to:

             (a) Participate in the Company's Target Bonus Plan, as it may be amended or modified in any respect, including achievement of established goals, as President, for the fiscal years commencing September 1, 1996, and September 1, 1997, and as President and Chief Executive Officer for the fiscal years commencing
August 30, 1998 and August 29, 1999. The Target Bonus Plan generally will give the Employee the opportunity to earn a bonus of up to fifty (50%) percent of the Employee's base salary actually received for services on and after April 29, 1997, through August 31, 1997, for the fiscal year ending August 31, 1997, and up to fifty (50%) percent of the Employee's base salary actually received for services on and after September 1, 1997, through August 19, 1998, and up to seventy-five (75%) percent of the Employee's base salary actually received for services on and after August 20, 1998, through August 31, 1998, for the fiscal year ending August 29, 1998, up to seventy-five (75%) percent of the Employee's base salary actually received for services on and after August 30, 1998, through August 28, 1999, for the fiscal year ending August 28, 1999, and up to seventy-five (75%) percent of the Employee's base salary actually received for services on and after August 29, 1999, through August 26, 2000, for the fiscal year ending August 26, 2000, subject to the Company's achievement of certain financial goals to be established, the Employee's performance, and all terms and conditions of the Target Bonus Plan as in effect for each such fiscal year; provided that the amount of bonus paid may not be increased by the annual individual performance rating of the Employee by the Chairman of the Board. The Employee acknowledges that he has received a copy of the form of the Target Bonus Plan and Bonus Conditions and is familiar with the terms and conditions thereof. Nothing contained herein shall limit the Company's right to alter, amend or terminate the Target Bonus Plan at any time for any reason. The Employee further acknowledges that, as provided in the Target Bonus Plan, in the event the Employee is not employed by the Company, for whatever reason, at the time the bonus for the fiscal year is actually paid to participants in the Target Bonus Plan following the end of the fiscal year, the Employee will not be entitled to receive the bonus.

             (b) Take twenty days (exclusive of Saturdays, Sundays and paid Company holidays) of vacation during the twelve month period commencing August 29, 1999. Vacation time will accrue ratably during the course of said period and cannot be accumulated from year to year."

       6. At the end of the first paragraph of Section 6.02 of the Agreement, add the following paragraph:



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           "In the event this Agreement is not terminated by the
Company or the Employee for any reason prior to August 26, 2000, and the Company and the Employee do not agree in writing before August 26, 2000, to extend the term of this Agreement beyond
August 26, 2000, or to enter into a new agreement to extend the employment relationship beyond August 26, 2000, this Agreement shall terminate automatically on August 26, 2000, which shall be the Termination Date, and the Company shall pay to the Employee sixty
(60) days of the base salary set forth in Section 5.01 (which shall constitute payment in full of the compensation due to the Employee hereunder). Any such payments shall be made in two (2) equal monthly installments with the first installment due and payable not later than thirty (30) days after the Termination Date."

       7. After Section 6 of the Agreement, add the following paragraph:

       "6A.   Target Bonus Plan.  Notwithstanding any other provision
of this Agreement, if the Company terminates this Agreement prior to the end of the term of this Agreement on August 26, 2000, for reasons other than for Cause, or if the Company and the Employee do not agree in writing before August 26, 2000, to extend the term of the Employee's employment by the Company beyond August 26, 2000, the Employee shall be entitled to receive as a severance payment an amount equal to the pro rata share of the bonus, or the full bonus, as the case may be, if any, under and subject to the terms and conditions of the Target Bonus Plan referred to in Section 5.02(a) based on seventy-five (75%) percent of the Employee's base salary actually received for the period from August 29, 1999, through the Termination Date, or through August 26, 2000, if the Employee's employment continues through that date. This payment is equal to the amount, if any, the Employee would have received following the end of the fiscal year ended August 26, 2000, if the Target Bonus Plan did not have a requirement that the Employee be employed by the Company at the time the bonus is customarily paid. Such payment shall be made to the Employee on or about November 15 following the end of said fiscal year."

       8. All other terms and provisions of the Agreement shall remain in full force and effect.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate, all as of the day and year first above written.

                               FAMILY DOLLAR STORES, INC.
Attest:
                               By    LEON LEVINE
                                     Chairman of the Board
GEORGE R. MAHONEY, JR.
Secretary

(Corporate Seal)
                                      HOWARD R. LEVINE (SEAL)

Witness:
ALICE R. BARRIER